SCHEDULE 13G
                                 (Rule 13d-102)


           Information to be Included in Statements Filed Pursuant To
Rule 13d-1(b), (c), and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                        (Amendment  No.               )(1)




                                 PTN Media, Inc.
                                 ---------------
                                (Name of Issuer)


                     Common Stock, par value $.001 per share
                     ---------------------------------------
                         (Title of Class of Securities)


                                    69366H105
                                    ---------
                                 (CUSIP Number)


                                October 19, 1999
                                ----------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]       Rule  13d-1(b)
[X]       Rule  13d-(c)
[ ]       Rule  13d-1(d)


______________________
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities and Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------
1     NAME  OF  REPORTING  PERSON  S.S.  OR  I.R.S.  IDENTIFICATION NO. OF ABOVE
      PERSONS:          American  Nortel  Communications,  Inc.
--------------------------------------------------------------------------------
     2     CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP*
                                                           (a)  [_]
                                                           (b)  [ ]
--------------------------------------------------------------------------------
     3     SEC  USE  ONLY
--------------------------------------------------------------------------------
     4     CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
           Wyoming,  USA
--------------------------------------------------------------------------------
 NUMBER  OF         5     SOLE  VOTING  POWER               250,000
  SHARES          --------------------------------------------------------------
BENEFICIALLY        6     SHARED  VOTING  POWER             NONE
OWNED BY EACH     --------------------------------------------------------------
  REPORTING         7     SOLE DISPOSITIVE POWER            250,000
PERSON   WITH     --------------------------------------------------------------
                    8     SHARED  DISPOSITIVE  POWER        NONE
--------------------------------------------------------------------------------
      9     AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY
            EACH  REPORTING  PERSON                         250,000
--------------------------------------------------------------------------------
     10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                            [ ]
--------------------------------------------------------------------------------
     11     PERCENT  OF  CLASS  REPRESENTED
            BY  AMOUNT  IN  ROW  (9)                        6.8%
--------------------------------------------------------------------------------
     12     TYPE OF REPORTING PERSON*                       CO
--------------------------------------------------------------------------------

                  *SEE  INSTRUCTIONS  BEFORE  FILLING  OUT


                                  2 of 5 Pages

ITEM  1(A).     NAME  OF  ISSUER:

                PTN  Media,  Inc.,  a  Delaware  corporation
                --------------------------------------------

ITEM  1(B).     ADDRESS  OF  ISSUER'S  PRINCIPAL  EXECUTIVE  OFFICES:

                2750  South  State  Street,  Ann  Arbor,  Michigan  48104
                ---------------------------------------------------------

ITEM  2(A).     NAME  OF  PERSON  FILING:

                American  Nortel  Communications,  Inc.,  a  Wyoming corporation
                ----------------------------------------------------------------

ITEM  2(B).     ADDRESS  OF  PRINCIPAL  BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                7201  East Camelback Road, Suite 320, Scottsdale, Arizona  85251
                ----------------------------------------------------------------

ITEM  2(C).     CITIZENSHIP:

                United  States
                --------------

ITEM  2(D).     TITLE  OF  CLASS  OF  SECURITIES:

                Common  Stock,  par  value  $.001  per  share
                ---------------------------------------------

ITEM  2(E).     CUSIP  NUMBER:

                69366H105
                ---------

ITEM 3.     IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR
            (C),  CHECK  WHETHER  THE  PERSON  FILING  IS  A:    N/A

     (a)  [ ]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [ ]  Insurance company as defined in Section 3(a)(19) of the  Exchange
          Act.

     (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [ ]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

     (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

     (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

     (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.


                                  3 of 5 Pages

     (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

     (j)  [ ]  Group, in accordance with Rule  13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to Rule 13d-1(c), check this box.   [ ]

ITEM  4.     OWNERSHIP.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned: 250,000
                                     -------

     (b)  Percent  of  class:  6.8%
                               ----

     (c)  Number  of  shares  as  to  which  such  person  has:

          (i)  Sole power to vote or to direct the vote 250,000
                                                        -------

          (ii) Shared  power  to  vote  or  to  direct  the  vote   None
                                                                    ----
          (iii)Sole power to dispose or to direct the disposition of 250,000
                                                                     -------

          (iv) Shared power to dispose or to direct the disposition of None
                                                                       ----

ITEM  5.     OWNERSHIP  OF  FIVE  PERCENT  OR  LESS  OF  A  CLASS.
             N/A

ITEM  6.     OWNERSHIP  OF  MORE  THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
             N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY. N/A

ITEM  8.     IDENTIFICATION  AND  CLASSIFICATION  OF  MEMBERS  OF  THE  GROUP.
             N/A

ITEM  9.     NOTICE  OF  DISSOLUTION  OF  GROUP.
             N/A

ITEM  10.    CERTIFICATIONS.

             By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                  4 of 5 Pages

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  October  29,  1999.


                                         AMERICAN  NORTEL
                                         COMMUNICATIONS,  INC.




                                    /S/  Bill  Williams
                                    --------------------------------------
                                         Bill  Williams
                                         Chairman, Chief Executive Officer
                                         and President


                                  5 of 5 Pages